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                                                                    Exhibit 12.1

               HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands except ratio)

                                                                                Three Months
                                                 Year Ended December 31,           Ended        Year Ended September 30,
                                             -------------------------------    December 31,    ------------------------
                                                1999       1998       1997          1996          1996            1995
                                             --------    --------   --------    ------------    --------        --------
EARNINGS:
  Income (loss) from continuing
    operations before income taxes           $ 57,989    $ 44,624   $ 31,389      $ 2,164       $(29,092)       $ 4,469
  Fixed charges                                 3,054       3,292      4,863        2,965         11,793          7,055
                                             --------    --------   --------      -------       --------        -------
  Earnings as adjusted (A)                   $ 61,043    $ 47,916   $ 36,252      $ 5,129       $(17,299)       $11,524
                                             ========    ========   ========      =======       ========        =======
FIXED CHARGES:
  Interest expense                           $  1,607    $  2,046   $  3,947      $ 2,867       $ 11,241        $ 6,607
  Interest portion of rental
    expense (1)                                 1,447       1,246        916           98           552             448
                                             --------    --------   --------      -------       --------        -------
  Total fixed charges (B)                    $  3,054    $  3,292   $  4,863      $ 2,965       $11,793         $ 7,055
                                             ========    ========   ========      =======       ========        =======
Ratio of earnings to fixed charges
  (A) divided by (B)                             20.0        14.6        7.5          1.7              -            1.6
Deficiency of earnings to cover
  fixed charges (B) minus (A)                $      -    $      -   $      -      $     -       $ 29,092        $     -

(1) Management of the Company believes one-third of rent expense is representative of the interest component of rent expense.